Exhibit 99.1

The following excerpts are from the transcript of the earnings conference call held by SNDL Inc. (the “Company”) for its third quarter of 2026, which began around 10:00 a.m. Eastern Time on October 27, 2026. The following does not purport to be a complete or error-free statement or summary of such conference call.

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Zach George - Chief Executive Officer, SNDL Inc.

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We continued to allocate capital with discipline during the quarter. We repurchased 5.4 million shares and announced our intention to pursue a potential substantial issuer bid of up to CAD 50 million, subject to required approvals and documentation.

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Zach George - Chief Executive Officer, SNDL Inc.

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We have also announced a potential substantial issuer bid for an aggregate purchase price of up to $50 million at a price per share not to exceed $1.35. The proposed SIB would further accelerate capital returns while maintaining balance sheet flexibility.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. On the commencement date of the tender offer, the Company will file a tender offer statement on Schedule TO, including an offer to purchase and accompanying issuer bid circular, letter of transmittal and other tender offer materials, with the SEC and applicable Canadian securities regulatory authorities. The tender offer will only be made pursuant to the offer to purchase and accompanying issuer bid circular, the related letter of transmittal and the other tender offer materials filed as part of the Schedule TO. Shareholders are urged to carefully read the offer to purchase and accompanying issuer bid circular, the related letter of transmittal and the other tender offer materials filed as part of the Schedule TO (and any amendment or supplement thereto) if and when they become available because they will contain important information, including the various terms of, and conditions to, the tender offer, that shareholders should consider before making any decision regarding tendering their common shares. If and when the tender offer commences, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, including an offer to purchase and accompanying issuer bid circular, letter of transmittal and other materials that the Company will be filing with the SEC at the SEC’s website at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common shares and does not constitute an offer to buy or the solicitation to sell the Company’s common shares.